EXHIBIT 3.1



                             CHAPMAN AND CUTLER LLP
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603


                                  July 5, 2007


Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York  10036


                     Re: Van Kampen Unit Trusts, Series 679
                         ----------------------------------

Ladies/Gentlemen:

   We have served as counsel for Van Kampen Unit Trusts, Series 679 (the "Fund"), in connection with the preparation, execution and delivery of a trust agreement dated July 5, 2007 (the "Trust Agreement"), among Van Kampen Funds Inc., as depositor (the "Depositor"), Van Kampen Asset Management, as supervisor, and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Depositor has delivered to and deposited the securities listed in the schedule to the Trust Agreement with the Trustee and pursuant to which the Trustee has provided to or on the order of the Depositor documentation evidencing ownership of units (the "Units") of fractional undivided interest in and ownership of the trusts of the Fund (the "Trusts"), created under said Trust Agreement.

   In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

   Based upon the foregoing, we are of the opinion that:

     1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Trusts have been duly authorized; and

     2. The certificates evidencing the Units in the Trusts, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Trusts and the Depositor in accordance with the terms thereof.

   We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-142801) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related prospectus.

                                                         Respectfully submitted,


                                                          CHAPMAN AND CUTLER LLP